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Exhibit 5.1

June 15, 2012

DTS, Inc.
5220 Las Virgenes Road
Calabasas, CA 91302

RE:
Registration Statement on Form S-4 (333-181475)

Ladies and Gentlemen:

        We have acted as counsel to DTS, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 3,009,031 shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company (the "Shares") to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012, by and among the Company, DTS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, DTS LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and SRS Labs, Inc., a Delaware corporation (the "Merger Agreement").

        In rendering this opinion, we have examined the Registration Statement, the Merger Agreement, corporate records, certificates and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate as a basis for our opinion. In conducting this examination and in rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates and assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        We are members of the Bar of the State of California and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of California, and, to the extent relevant, the General Corporation Law of the State of Delaware (including all statutory provisions, any applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting these laws) as in effect on the date hereof.

        Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading "Legal Matters" in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        Very truly yours,

        /s/ DLA Piper LLP (US)

        DLA Piper LLP (US)

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  Exhibit 5.1